Exhibit (i)

                       Press Release dated June 4, 1998

   Dan Klores Associates, Inc.
   Public Relations - Tel. (212) 685-4300
   Contact: Victoria Benitez
   (vbenitez@dkanews.com)

FOR IMMEDIATE RELEASE

K2 DESIGN, INC. SELLS ITS CLIQNOW! BUSINESS UNIT
Part of Major Refocusing for New York-based Internet Advertising Agency

New York, NY - June 4, 1998 - K2 Design,Inc. (NASDAQ: KTWO, KTWOW) today announced the sale of K2's CLIQNOW! business unit to 24/7 Media, Inc. for gross proceeds of $4 million, consisting of $1 million of cash and $3 million in redeemable convertible preferred stock of 24/7. Under the terms of the agreement K2 and 24/7 Media also have a strategic relationship which calls for the cross-referral of business between the two companies.


K2's decision to sell the unit comes on the heels of the agency becoming profitable, and continues its focus in the interactive advertisng and media business. "We can now better focus on the growth and management of our core business and the expansion of our media buying and analysis group," said Matthew de Ganon, President of K2 Design. Robert Burke, K2's Chief Operating Officer, who managed the sale of CLIQNOW! together with Mr. de Ganon, also noted, "This sale successfully concludes the first phase of our restructuring plan. We will now seek opportunities to participate in the ongoing consolidation of our industry."


24/7 Media, Inc., the largest Internet media company, represents over 80 brand-name Web sites. The purchase of CLIQNOW! will increase 24/7 Media's Inventory and Internet audience reach, placing it as one of the top online advertising vehicles. 24/7 Media is a venture-backed company headquartered in New York City, with offices in Chicago, Dallas, Los Angeles, San Francisco, and Seattle.

K2 will receive net proceeds of $3.3 million (in cash and stock) after certain payments to employees of the CLIQNOW! business unit but prior to transaction costs; the purchase price is subject to reduction if CLIQNOW! fails to retain a specified percentage of its current customer base through September 1.

K2 Design, Inc., a leading full-service Interactive advertising and marketing agency, specializes in online brand building strategies and media campaigns for both traditional and new media platforms. K2 executes a variety of Internet and traditional advertising and marketing projects and services for such clients as Bellcore, Lexis-Nexis, Bayer Aspirin, Standard
& Poors and WavePhore, Inc. More information about K2 is available on the World Wide Web at http://www.k2design.com

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